FOR IMMEDIATE RELEASE

SKYSTAR APPOINTS NEW CHIEF FINANCIAL OFFICER

Michael H. Lan to Become Permanent CFO

XI'AN, CHINA – April 19, 2010 - Skystar Bio-Pharmaceutical Company (NASDAQ:SKBI) ("Skystar" or the "Company"), a China-based manufacturer and distributor of veterinary medicines, vaccines, micro-organisms and feed additives, today announced the appointment of Michael H. Lan to become the Company’s permanent chief financial officer, effective as of April 16, 2010, to replace Mr. Bennet Tchaikovsky.

Mr. Lan has advanced knowledge of U.S. GAAP and financial reporting requirements and has held internal financial control and audit positions with Silgan Containers Corporation and Gilead Sciences.  Immediately prior to joining Skystar, Mr. Lan was founder and principal of his own consulting firm and was employed by medium and large enterprises in the implementation of internal audit and financial control procedures.  Mr. Lan’s focus as Skystar’s CFO is to engage in all aspects of the Company’s financial control, improve operational efficiencies and promote the culture of financial control and accountability amongst Company executives. Mr. Lan is a graduate of University of Southern California and Xiamen University in China.

Mr. Weibing Lu, Skystar’s chairman and CEO commented, “We are pleased to have Michael join Skystar as our full time chief financial officer. Mr. Lan’s wealth of accounting and financial experience will aid the Company’s initiatives to improve both financial controls and transparency.  We also want to take this opportunity to thank Bennet for his years of service to Skystar and especially for all of his efforts in building the company’s reporting infrastructure, and we wish him well on his future endeavors."

To be added to the Company's email distribution for future news releases, please send your request to skystar@grayling.com.

About Skystar Bio-Pharmaceutical Company
Skystar is a China-based developer and distributor of veterinary healthcare and medical care products. Skystar has four product lines (veterinary medicines, micro-organisms, vaccines and feed additives) and over 170 products. Skystar has formed strategic sales distribution networks covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contacts:

Skystar Bio-Pharmaceutical Company
Scott Cramer, Director - U.S. Representative
(407) 645-4433

Grayling

Investor Relations
Leslie Wolf-Creutzfeldt
(646) 284-9472
leslie.wolf-creutzfeldt@grayling.com  or

Christopher Chu
(646) 284-9426
christopher.chu@grayling.com